NEWS RELEASE

[LOGO]
American General Finance
A Subsidiary of American General Corporation
P. O. Box 59 - Evansville, Indiana  47701

Contact:
Bryan A. Binyon, Treasurer
(812) 468-5195


       AMERICAN GENERAL FINANCE CORPORATION
           REPORTS INCREASED EARNINGS
             FOR THIRD QUARTER 1998

Highlights for the quarter:
- Earnings increased 13%
- Real estate portfolio grew
- Charge-off ratio improved

EVANSVILLE, IN, OCTOBER 28, 1998 - American General Finance
Corporation reports third quarter 1998 net income of $49 million, a 13% increase over the same period last year.
The improved results are attributable to asset growth and improved portfolio credit quality.

Finance receivables grew at an annualized rate of 9% during the third quarter bringing total net receivables to more than $8.6 billion. The growth was led by an increase in real estate receivables which represented 56% of the total receivables portfolio as of September 30, 1998, up from 51% a year ago.

Improved charge-offs were a significant contributor to the earnings increase as net charge-offs for the quarter improved to 2.44% compared to 3.28% for third quarter 1997.
The 60-day+ delinquency ratio of 3.77% at September 30,
1998 improved from 3.85% at September 30, 1997. As with others in the consumer finance industry, the company's delinquency was up from its June 30, 1998 level of 3.45%.
The allowance for losses at September 30, 1998 remained strong at 4.12% of finance receivables.

The company attributes the improved profitability for 1998
to a focus on quality growth.  Management believes that,
with the company's vast branch network, risk management
technology and financial strength, American General Finance
is positioned for continued profitable growth through
existing origination channels and acquisitions.
______________________________________________________

American General Finance Corporation and its subsidiaries are engaged in the consumer finance and credit insurance business. The company, headquartered in Evansville, Indiana, has assets of $10 billion and operates 1,306 offices in 40 states, Puerto Rico, and the U.S. Virgin
Islands. Products and services are provided to more than 2 million American families. The company offers direct consumer and home equity loans, retail sales financing, and other credit-related products.

All statements, trend analyses, and other information contained in this report and elsewhere (such as other filings by the company with the Securities and Exchange
Commission, press releases, presentations by management of the company, or oral statements) relative to trends in the company's operations or financial results, as well as other statements including words such as "anticipate," "believe,"
"plan," "estimate," "expect," "intend," and other similar expressions, constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995.
Forward-looking statements are made based upon management's current expectations and beliefs concerning future developments and their potential effects upon the company.
There can be no assurance that future developments affecting the company will be those anticipated by management. Actual results may differ materially from those included in the forward-looking statements.

These forward-looking statements involve risks and uncertainties including, but not limited to, the following:
(1) changes in general economic conditions, including the performance of financial markets, interest rates, and the level of personal bankruptcies; (2) competitive, regulatory, or tax changes that affect the cost of or demand for the company's products; (3) the company's ability to achieve Year 2000 readiness for significant systems and operations on a timely basis; (4) adverse litigation results or resolution of litigation; and (5) the company's failure to achieve anticipated levels of expense savings from cost-saving initiatives. Readers are also directed to other risks and uncertainties discussed in other documents filed by the company with the Securities and Exchange Commission. The company undertakes no obligation to update or revise any forward-looking information, whether as a result of new information, future developments, or otherwise.

American General Finance Corporation
FINANCIAL HIGHLIGHTS:
(Dollars in Millions, Annualized Percentages)

                 For the Three Months   For the Nine Months
                  Ended September 30    Ended September 30
                      1998    1997        1998       1997

Total Revenues        $404    $378      $1,183     $1,135

Interest Expense       128     115         369        335
Operating Expenses     127     117         374        346
Provision for Finance
    Receivable Losses   51      54         149        182
Loss on Sale of
    Non-Strategic Assets 0       0           0         42
Insurance Losses and
    Loss Adjustments    21      23          65         69
                      ____    ____        ____       ____
Total Expenses         327     309         957        974

Income Before Provision
    for Income Tax      77      69         226        161
Provision for Income
    Tax                 28      25          84         59
                      ____    ____       _____      _____
Net Income            $ 49    $ 44       $ 142      $ 102
                      ____    ____       _____      _____
Earnings Before Loss on
    Sale of Non-Strategic
    Assets            $ 49    $ 44       $ 142      $ 129

Finance Charge Yield  15.73%  16.82%     16.09%    16.95%
Charge-off Ratio       2.44%   3.28%      2.59%     3.61%
                      ______  ______     ______    ______
Risk Adjusted Yield   13.29%  13.54%     13.50%    13.34%

Return  on Assets      1.95%   2.00%      1.96%     1.48%

Return on Equity      13.25%  13.23%     13.24%    10.02%


AT:                        9/30/98          9/30/97
                           _______          _______
Total Assets               $10,166          $8,770

Real Estate Loans            4,862           3,761
Non-Real Estate Loans        2,491           2,409
Retail Sales Finance         1,271           1,176
                           _______          ______
Total Net Finance
   Receivables             $ 8,624          $7,346

Allowance for Finance
    Receivable Losses         3Q98            3Q97
                            _______         _______
Balance at Beginning of
    Period                   $ 356           $ 376
Provision for Finance
    Receivable Losses           51              54
Charge-offs, Net of Recoveries (51)            (60)
                             ______          ______
Balance at End of Period     $ 356           $ 370

                            9/30/98          9/30/97
                            _______          _______
Allowance as a % of Net
    Finance Receivables      4.12%           5.05%

60-Day+ Delinquency Ratios  9/30/98          9/30/97
                            _______          _______
Real Estate Loans            3.11%           2.53%
Non-Real Estate Loans        5.71%           6.32%
Retail Sales Finance         2.25%           2.64%
                            _______          _______
Total Net Finance
    Receivables              3.77%           3.85%